Exhibit 99.1

LINCOLN FINANCIAL GROUP APPOINTS CHRISTOPHER NECZYPOR CHIEF FINANCIAL OFFICER

Tom Faenza appointed Chief Strategy Officer

RADNOR, Pa., February 8, 2023 – Lincoln Financial Group (NYSE: LNC) today announced that Christopher Neczypor will be appointed Executive Vice President, Chief Financial Officer, effective February 17, 2023. Neczypor, who currently serves as Executive Vice President, Chief Strategy Officer, will succeed Randal Freitag, who is leaving the company. Freitag will remain with Lincoln Financial through the end of the first quarter of 2023 and will work closely with Neczypor to ensure a smooth transition.

Neczypor will continue to report to President and CEO Ellen Cooper and will continue to be a member of the company’s Senior Management Committee. He will be responsible for corporate finance, corporate tax, corporate actuarial, accounting, treasury, investor relations, mergers and acquisitions and corporate development.

“Chris has extensive life insurance and financial industry experience – he brings background as a strategic leader inside insurance organizations as well as an external perspective from his time working in the life insurance sector as an analyst and investor. Throughout his career, he has cultivated an incredibly deep knowledge of the complexities of insurance financials,” said Cooper. “Since joining Lincoln in 2018, he has made many significant and valuable contributions to the organization including quarterbacking the shift to our enterprise strategic objectives, and with his eye for outstanding talent, building and developing several strong and experienced teams. Chris and I have worked alongside each other for five years, and I know that with his deep financial acumen, analytical expertise, and knowledge of our business he will be an excellent financial steward as we further strengthen our capital position and build for the future of Lincoln.”

Neczypor has more than 20 years of industry experience. He joined Lincoln Financial in 2018 as Head of Investment Risk and Strategy, a role in which he worked closely with the company’s businesses in developing asset strategies alongside new product development and asset and liability management (ALM) needs. He also oversaw the company’s Structured Credit and Alternative Investment portfolios, accelerating growth strategies and expanding portfolio construction frameworks. Neczypor was named Chief Strategy Officer in 2021, and in this role he shaped and led the organization’s long-term enterprise strategic direction and built dedicated teams focused on corporate development and mergers and acquisitions, which will move with him as he steps into the CFO role.

Over the course of his career, Neczypor has specialized in the insurance industry. Before joining Lincoln Financial, he held portfolio management and investment roles at both Kingdon Capital Management and Emrys Partners. Earlier in his career, Neczypor was the senior sell-side analyst for insurance at Goldman Sachs. His deep knowledge of Lincoln Financial dates back 15 years throughout his time as an analyst and investor, covering the life insurance sector. He started his career as a Certified Public Accountant at PricewaterhouseCoopers (PwC), auditing and providing assurance work for global insurance clients. Neczypor holds a Bachelor of Science in finance and accounting from Lehigh University.

“I’m tremendously honored to step into this role, particularly during such a pivotal moment in time for our organization,” said Neczypor. “We have an outstanding team with deep experience and a powerful blend of financial discipline, analytical focus and strategic vision, and I am looking forward to building on my strong partnership with Ellen and team as we work to fortify our capital position, drive growth across the enterprise and ultimately build the Lincoln Financial of tomorrow.”

With Neczypor’s appointment, Tom Faenza, currently Senior Vice President, Office of the CEO, will be expanding his responsibilities and taking on the role of Senior Vice President, Chief Strategy Officer. The company’s enterprise long-term strategic planning function will report to Faenza, and Faenza will report directly to Cooper. In this role, Faenza will drive the continued development of Lincoln Financial’s long-term strategic plan.

Faenza has been with Lincoln for more than 30 years and has deep industry experience and a strategic planning background. He previously led Lincoln’s Strategy, Consumer Research and Innovation teams for eight years, and has also held a variety of leadership roles across the company’s business lines and corporate functions – building a truly enterprise strategic view. He holds a Bachelor of Science in finance from Babson College.

“On behalf of everyone at Lincoln, I want to thank Randy for his nearly three decades of dedication to the company and his commitment to our mission of providing financial protection and security to Americans and their families,” continued Cooper. “We have greatly valued his strategic insights, and we wish him all the best as he embarks on his next chapter.”

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, approximately 16 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $270 billion in end-of-period account values as of September 30, 2022. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good and ranks among Newsweek’s Most Responsible Companies. Dedicated to diversity, equity and inclusion, we are included on transparency benchmarking tools such as the Corporate Equality Index, the Disability Equality Index and the Bloomberg Gender-Equality Index.  Committed to providing our employees with flexible work arrangements, we were named to FlexJobs’ list of the Top 100 Companies to Watch for Remote Jobs in 2022. With a long and rich legacy of acting ethically, telling the truth and speaking up for what is right, Lincoln was recognized as one of Ethisphere’s 2022 World’s Most Ethical Companies®. We create opportunities for early career talent through our intern development program, which ranks among WayUp and Yello’s annual list of Top 100 Internship Programs. Learn more at: www.LincolnFinancial.com. Follow us on Facebook, Twitter, LinkedIn, and Instagram. Sign up for email alerts at http://newsroom.lfg.com.

Media Contact:

Amy Ponticello
484-269-7151
Amy.Ponticello@lfg.com